Registration No. 333-234349

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BETTER CHOICE COMPANY INC.
(Exact name of registrant as specified in its charter)

DELAWARE (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	5961 (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)	83-4284557 (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

166 Douglas Road E
Oldsmar, FL 34677
(813) 659-5921
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Werner von Pein
Chief Executive Officer
164 Douglas Road E
Oldsmar, FL 34677
(813) 659-5921
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Marc D. Jaffe, Esq.
Ian D. Schuman, Esq.
Erika L. Weinberg, Esq.
Latham & Watkins LLP
885 Third Avenue
New York, New York 10028
Tel: (212) 906-1200
Fax: (212) 751-4864

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

LARGE ACCELERATED FILER	☐	ACCELERATED FILER	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(4)
Common Stock, par value $0.001 per share	46,765,215	$3.15	$147,310,427.25	$19,120.89
Common Stock, par value $0.001 per share	15,842,664	$0.80	$ 12,674,131.20	$ 1,645.10
Common Stock par value $0.001 per share	4,584,518	$1.58(3)	$ 7,243,538.44(3)	$ 940.21
(1)
In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. Shares of the registrant’s common stock are eligible for trading on the over-the-counter market.

(3)
The maximum price per share and the maximum aggregate offering price are based on the average of the $1.66 (high) and $1.49 (low) sale price of the registrant’s common stock as reported on the over-the-counter market on June 25, 2020, which date is within five business days prior to filing this Registration Statement.

(4)
The registrant previously paid $20,765.99 to register an aggregate of 62,607,879 shares. An additional $940.21 has been paid to cover the registration fee of the additional 4,584,488 shares included in this amendment.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

Better Choice Company Inc. is filing this Amendment No. 3 (this “Amendment”) to its Registration Statement on Form S-1, File No. 333-234349 (the “Registration Statement”) as an exhibits only filing to file Exhibits 5.1 and 23.4. Accordingly, this Amendment consists only of the facing page, this explanatory note , Part II of the Registration Statement, the signature pages to the Registration and the filed exhibits. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement all of which will be paid by us. All of the amounts are estimated except for the Securities and Exchange Commission (“SEC”) registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and the exchange listing fee.

Item	Amount
SEC registration fee		$21,706.20
Exchange listing fee	$	N/A
Legal fees and expenses		$250,000
Accounting fees and expenses		$350,000
Printing expenses		$75,000
Transfer agent and registrar fees		$10,000
Blue sky fees and expenses	$	N/A
FINRA filing fees	$	N/A
Miscellaneous		$104,000
Total		$810,706.20

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 10 of the registrant’s certificate of incorporation (the “Certificate of Incorporation”) limits the liability of the registrant’s directors for monetary damages for breach of their fiduciary duty as directors, except to the extent such exemption or limitation thereof is not permitted under the Delaware General Corporation Law (the “DGCL”) and applicable law. Delaware law provides that such a provision may not limit the liability of directors:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.
Article 11 of the Certificate of Incorporation states that the registrant shall indemnify, to the fullest extent permitted by applicable law, any person who is a party or is threatened to be made a party to any action, suit or proceeding authorized by the registrant’s board of directors by reason of the fact that such person is or was a director or executive officer of the registrant or is or was serving at the request of the registrant. Article 11 of the Certificate of Incorporation also requires the registrant to pay any expenses incurred by any director or executive officer in defending against any such action, suit or proceeding in advance of the final disposition of such matter to the fullest extent permitted by law, subject to the receipt of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified as authorized by the Certificate of Incorporation or otherwise.
Article 11 of the Certificate of Incorporation permits the registrant to purchase and maintain director or officer liability insurance.
The registrant has entered into indemnification agreements with its directors and officers. Subject to certain limited exceptions, under these agreements, the registrant will be obligated, to the fullest extent not prohibited by the DGCL, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the registrant. The registrant also maintains liability insurance for its directors and officers in order to limit its exposure to liability for indemnification of such persons.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

Since January 1, 2016, the registrant made the following issuances of its unregistered securities as described below. All share amounts have been retroactively adjusted to give effect to the reverse stock split of 26-for-1 of the registrant’s common stock effected on March 15, 2019.

(1)
On May 11, 2016, the registrant issued 200,000 shares of common stock, valued at $360,000 as commitment shares to convertible note holders of the registrant. These shares were issued at fair value based on the market price at issuance of $1.80 per share.

(2)
On May 11, 2016, the registrant issued senior secured convertible promissory notes to an investor in the principal amount of $440,000 with an original issue discount of 3.5% (the “3.5% OID Convertible Notes”).

(3)
On December 28, 2016, the registrant issued an investor of the registrant 35,000 shares of common stock as partial consideration for entering into a forbearance agreement with respect to debt held by such investor.

(4)
In January 2017 and February 2017, the registrant entered into restructuring agreements with holders of its 3.5% OID Convertible Notes. Pursuant to these agreements, the registrant agreed to issue new notes (the “January and February 2017 Convertible Notes”) for the amounts due under the 3.5% OID Convertible Notes; penalties, fees, and accrued interest in the aggregate amount of $212,702 would be added to the principal amount due under the January and February 2017 Convertible Notes; 35,000 shares of common stock were issued as a commitment fee.

(5)	On May 2, 2017, the registrant issued 208,333 shares of common stock, for the conversion of $15,000 of principal and $10,000 of accrued interest of convertible notes payable.
(6)	On June 2, 2017, the registrant issued 208,333 shares of common stock as consideration for the conversion of $25,000 of principal of convertible notes.
(7)
On November 17, 2017, the registrant issued a senior secured convertible note to an investor in the principal amount of $250,000 with an original issue discount of 3.5% and received gross proceeds of $241,250.

(8)	On January 29, 2018, the registrant issued 998,540 shares of common stock in exchange for the conversion of $28,148 of principal and $1,808 of accrued interest of convertible notes payable.
(9)
On February 15, 2018, the registrant issued (i) senior secured convertible promissory notes to an investor in the amount of $250,000 with an original issue discount of 3.5% and (ii) 500,000 five-year warrants to purchase the registrant’s common stock, exercisable at $0.01 per share, and received gross proceeds of $241,250.

(10)
On March 14, 2018, a subsidiary of the registrant issued (i) a 10% original issue discount senior secured convertible note in the principal amount of $5,500,000 and (ii) 25,000,000 five-year warrants to purchase the registrant’s common stock, exercisable at $0.01 per share, and received $5,000,000 of bitcoin valued as of such date.

(11)
On March 19, 2018, the registrant issued (i) a senior secured convertible note to an investor in the principal amount of $777,202 with an original issue discount of 3.5% and (ii) 1,554,405 five-year warrants to purchase the registrant’s common stock, exercisable at $0.01 per share, and received gross proceeds of $750,000.

(12)
On October 22, 2018, the registrant issued 2,846,356 shares of Series E Convertible Preferred Stock to existing holders of the registrant’s securities in exchange for the cancellation of all outstanding secured promissory notes, 803,969.73 shares of Series B Convertible Preferred Stock and 12,054,405 of the registrant’s outstanding warrants. The shares of Series E Convertible Preferred Stock were issued and sold in reliance upon the exemption from registration contained in Section 3(a)(9) of the Securities Act.

(13)
On December 12, 2018, the registrant issued 1,425,641 units to new investors, with each unit consisting of (i) one share of our common stock and (ii) a warrant to purchase one half of a share of common stock. The units were offered at a fixed price of $1.95 per unit for gross proceeds of approximately $2.7 million.

(14)
On December 21, 2018, the registrant issued certain directors and employees stock options to purchase 38,462 shares of the registrant’s common stock. The stock options have an exercise price of $6.76 per share.

(15)
In connection with the acquisition of Bona Vida, Inc., on May 6, 2019, the registrant issued an aggregate of 18,003,273 shares of common stock to new investors and certain of our directors and executive officers in exchange for all outstanding shares of common stock of Bona Vida, Inc.

(16)
In connection with the acquisition of TruPet LLC, on May 6, 2019, the registrant issued an aggregate of 15,027,533 shares of common stock to new investors and certain of our directors and executive officers in exchange for all remaining outstanding membership interests of TruPet LLC.

(17)
On May 6, 2019, the registrant issued an aggregate of 5,744,991 shares of common stock and 5,744,991 warrants at an offering price of $3.00 per share to new investors and certain of our directors. The warrants have an exercise price of $4.25 per share.

(18)
On May 6, 2019, the registrant issued certain directors and employees stock options to purchase 5,520,000 shares of the registrant’s common stock. The stock options have an exercise price of $5.00 per share.

(19)
On August 28, 2019, the registrant issued an aggregate of 1,000,000 shares of common stock at a price per share of $5.00 to an affiliate of iHeartMedia + Entertainment, Inc. (“iHeart”) as consideration for iHeart’s provision of advertising inventory with an aggregate value of $5.0 million.

(20)
On September 17, 2019, the registrant issued Bruce Linton (i) 2,500,000 share purchase warrants, with each warrant entitling Mr. Linton to acquire one share of common stock at a price of $0.10 per share and (ii) an additional 1,500,000 share purchase warrants entitling Mr. Linton to acquire one share of common stock at a price of $10.00 per share as consideration for Mr. Linton’s services as a special advisor to our Chief Executive Officer, other senior executives and our board of directors.

(21)	On November 11, 2019, the registrant issued subordinated convertible notes and warrants to one of our directors and an investor in an aggregate principal amount of $2,750,000.
(22)
On December 19, 2019, the registrant issued a total of 2,134,390 shares of common stock, 937,500 warrants and an aggregate amount of $15,000,000 of convertible subordinated notes as consideration to the former stockholders of Halo as part of the Halo Acquisition.

(23)	On December 19, 2019, the registrant issued a total of 6,500,000 warrants to certain of our directors as consideration for the shareholder guaranty in connection with the Halo Acquisition.
(25)	On January 2, 2020, the registrant issued 308,642 shares of common stock to an investor for net proceeds of $0.5 million, net of issuance costs of less than $0.1 million.
(26)	On January 13, 2020 and January 20, 2020, respectively, the registrant issued 72,720 shares of common stock and 61,224 common stock warrants to a third party in connection with a contract termination.
(27)	On March 3, 2020, the registrant issued 450,000 shares of restricted common stock to three nonemployee directors in return for services provided in their capacity as directors.
(28)	On March 5, 2020, the registrant issued 125,000 shares of common stock to an affiliate of iHeartMedia Entertainment, Inc. (“iHeart”) for future advertising to be incurred through August 2021.
(29)	On March 17, 2020, the registrant issued an additional 1,003,232 warrants to holders of warrants acquired on May 6, 2019 due to dilutive impact of subsequent issuances.
(30)	On March 30, 2020, the registrant issued 5,956 restricted shares of common stock to an officer of the Company.

(31)
On June 24, 2020, the registrant issued an aggregate principal amount of $1.5 subordinated convertible promissory notes and 2,000,000 warrants to one of our directors and one of our shareholders. The subordinated convertible promissory notes are convertible at a conversion price of $0.75 per share and the warrants have an exercise price of $1.25 per share.

Unless otherwise stated above, the issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were placed upon the stock certificates issued in these transactions.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1**	Agreement and Plan of Merger, dated February 28, 2019, by and among Better Choice Company Inc. (the “Company”), BBC Merger Sub, Inc. and Bona Vida, Inc.

2.2**	First Amendment to Agreement and Plan of Merger, dated February 28, 2019, by and among the Company, BBC Merger Sub, Inc. and Bona Vida, Inc., dated May 3, 2019

2.3**	Securities Exchange Agreement, dated February 2, 2019, by and among the Company, Trupet LLC and the members of TruPet LLC

2.4**	First Amendment to Securities Exchange Agreement, dated February 2, 2019, by and among the Company, Trupet LLC and the members of TruPet LLC, dated May 6, 2019

3.1**	Certificate of Incorporation of the Company

3.2**	Certificate of Amendment of Certificate of Incorporation, dated February 1, 2019

3.3**	Certificate of Amendment of Certificate of Incorporation, dated March 13, 2019

3.4**	Amended and Restated Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock of the Company

3.5**	Bylaws of the Company

5.1	Opinion of Latham & Watkins LLP

10.1**	Registration Rights Agreement, dated December 12, 2019, by and among the Company and the persons listed on the signature pages thereto in connection with the December 2018 private placement

10.2**	Registration Rights Agreement, dated May 6, 2019, by and among the Company and the persons listed on the signature pages thereto in connection with the May 2019 private placement

10.3**	First Amendment to Registration Rights Agreement, dated June 10, 2019, by and among the Company and the stockholders party thereto

10.4**	Registration Rights Agreement, dated May 6, 2019, by and among the Company and the persons listed on the signature pages thereto in connection with the acquisition of Bona Vida, Inc.

10.5**	Registration Rights Agreement, dated May 6, 2019, by and among the Company and the persons listed on the signature pages thereto in connection with the acquisition of TruPet LLC

10.6+**	Better Choice Company Inc. 2019 Incentive Award Plan

10.7+**	Form of Option Agreement

10.8+**	Form of Indemnification Agreement by and among the Company and its officers and directors

10.9+**	Employment Agreement, dated May 6, 2019, by and among the Company and Damian Dalla-Longa

Exhibit No.	Description of Exhibit
10.10+**	Employment Agreement, dated May 6, 2019, by and among the Company and Lori Taylor

10.11+**	Employment Agreement, dated May 6, 2019, by and among the Company and Anthony Santarsiero

10.12+**	Employment Agreement, dated June 29, 2019, by and among the Company and Andreas Schulmeyer

10.13**	Loan Agreement, dated May 6, 2019, by and between the Company and Franklin Synergy Bank

10.14**	Security Agreement, dated May 6, 2019, by and between the Company and Franklin Synergy Bank

10.15**	Form of Revolving Line of Credit Promissory Note

10.16**	Guaranty Agreement, dated May 8, 2019, by Bona Vida, Inc. in favor of and Franklin Synergy Bank

10.17**	Guaranty Agreement, dated May 8, 2019, by TruPet LLC in favor of and Franklin Synergy Bank

21.1**	Subsidiaries of the Company

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm, relating to the Financial Statements of the Company

23.2	Consent of MNP LLP, Independent Registered Public Accounting Firm, relating to the Financial Statements of Bona Vida, Inc. and TruPet LLC

23.3	Consent of Warren Averett, LLC, Independent Registered Public Accounting Firm, relating to the Financial Statements of Halo, Purely for Pets, Inc.

23.4	Consent of Latham & Watkins (included in Exhibit 5.1)

24.1**	Power of Attorney (included on signature page)

*	To be filed by amendment
**	Previously filed
+	Management Compensation Plan
(b)	Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the SEC are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

ITEM 17.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:
	(1)	To file, during any period in which offers or issuances are being made, a post-effective amendment to this registration statement:
		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and
(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Better Choice Company Inc. pursuant to the foregoing provisions, or otherwise, Better Choice Company Inc. has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Better Choice Company Inc. of expenses incurred or paid by a director, officer or controlling person of Better Choice Company Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Better Choice Company Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned hereby further undertakes that:
(1)
For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Better Choice Company Inc. pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Brooklyn, State of New York, on July 9, 2020.

BETTER CHOICE COMPANY INC.

By:	/s/ Werner von Pein
Werner von Pein
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Werner von Pein	Chief Executive Officer (Principal Executive Officer)	July 9, 2020
Werner von Pein

/s/ Sharla Cook	Vice President, Finance & Accounting (Principal Financial and Accounting Officer)	July 9, 2020
Sharla Cook

*	Director	July 9, 2020
Michael Close

*	Director	July 9, 2020
Damian Dalla-Longa

*	Director	July 9, 2020
Jeff D. Davis

*	Director	July 9, 2020
Clinton Gee

*	Director	July 9, 2020
Lori Taylor

*	Director	July 9, 2020
John M. Word III

*	Director	July 9, 2020
Michael Young

*By:
/s/ Sharla Cook
Attorney-in-fact